Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sinovac Biotech Ltd. on Form S-8 (FILE NO. 333-161827) and Form S-8 (FILE NO. 333-190980) of our report dated April 30, 2020, with respect to our audit of the consolidated financial statements of Sinovac Biotech Ltd. as of December 31, 2019 and for the year ended December 31, 2019 and our report dated April 30, 2020 with respect to our audit of internal control over financial reporting of Sinovac Biotech Ltd. as of December 31, 2019, which reports are included in this Annual Report on Form 20-F of Sinovac Biotech Ltd. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for lease effective January 1, 2019 due to the adoption of Accounting Standards Codification (“ASC”) Topic 842, Leases (“Topic 842”).

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

April 30, 2020